Exhibit 5.1

Eric Blanchard T: +1 212 479 6565 eblanchard@cooley.com

June 21, 2024

iLearningEngines, Inc.

6701 Democracy Blvd., Suite 300

Bethesda, MD 20817

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to iLearningEngines, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 16,208,318 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 13,441,323 shares of Common Stock issuable pursuant to the Company’s 2024 Equity Incentive Plan (the “2024 EIP”), (b) 2,688,265 shares of Common Stock issuable pursuant to the Company’s 2024 Employee Stock Purchase Plan (together with 2024 EIP, the “2024 Plans”) and (c) 78,730 shares of Common Stock issuable pursuant to awards granted under the iLearningEngines Inc. 2020 Equity Incentive Plan, as amended (together with the 2024 Plans, the “Plans”), which awards were assumed by the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated April 27, 2023 (as amended, the “Merger Agreement”), by and among the Company, ARAC Merger Sub, Inc. and iLearningEngines Holdings, Inc.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, (d) the Merger Agreement and (e) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate executed by an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 55 Hudson Yards New York, NY 10001
t: (212) 479 6000 f: (212) 479 6275 cooley.com

June 21, 2024 Page Two

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Eric Blanchard
Eric Blanchard

Cooley LLP 55 Hudson Yards New York, NY 10001
t: (212) 479 6000 f: (212) 479 6275 cooley.com